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                          EXHIBIT 99


FOR IMMEDIATE RELEASE:  March 11, 1998

CONTACT: Cathy Califano, S.V.P./C.F.O., Haven Bancorp, tel.
         (718) 849-0330
         Hal Levine, The Levine Group, tel. (212) 682-8875


HAVEN BANCORP IN AGREEMENT TO ACQUIRE ASSETS OF MORTGAGE BANKER


Woodhaven, NY--Haven Bancorp, Inc. (Nasdaq: HAVN), the holding company for CFS Bank, announced it has signed a definitive purchase agreement with Resource Bancshares Mortgage Group, Inc. (Nasdaq: REMI) under which CFS Bank will purchase the production franchise of Resource's Intercounty Mortgage, Inc. subsidiary. The business will initially be run as a division of CFS Bank, operating as "CFS Intercounty Mortgage Company." Terms of the transaction, which is subject to approval by the Office of Thrift Supervision and certain other conditions, were not disclosed.

Intercounty primarily originates agency-eligible residential mortgages and last year had loan production of approximately $700 million from six retail offices in New York, New Jersey and Pennsylvania. Haven originated and purchased $471 million in residential and commercial real estate mortgages in 1997. The pro forma volume of the combined Company exceeded $1 billion.

Commenting on the announcement, Philip S. Messina, President and Chief Executive Officer, stated, "Intercounty's production capabilities will blend quite nicely with Haven's existing operations. We envision supplementing their present product mix, which is primarily thirty-year, fixed-rate product, with CFS Bank's wider range of mortgage products, including adjustable rate and jumbo mortgages. We have been impressed with the market presence and enthusiasm of Joe Sheridan, Intercounty's president and Intercounty's branch managers and production team. Haven's supermarket branching program has been particularly successful at attracting new deposits, which will be an ideal funding source for that portion of Intercounty's loan production we expect to retain in portfolio. We anticipate that this transaction will not have a dilutive effect on earnings per share in the first year and will be accretive thereafter. We will finance this transaction internally."

Headquartered in Woodhaven, New York, Haven Bancorp, with year end assets of $1.97 billion, is the holding company for CFS Bank, a community-oriented institution offering deposit products, residential and commercial real estate loans and a full range of financial services including discount brokerage, mutual funds, annuities and insurance through eight full-service banking
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offices and thirty-eight supermarket branches located in Queens,
Brooklyn, Manhattan, Staten Island, Nassau, Suffolk, Rockland and Westchester counties, northern New Jersey and Connecticut. The Bank's deposits are insured by the FDIC.

Statements made herein that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to overall business conditions, particularly in the markets in which Haven operates, fiscal and monetary policy, competitive products and pricing, credit risk management, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's SEC filings, including its 1996 Form 10-K and 1997 Form 10-Qs. The Company disclaims any obligation to publicly announce future events or developments, which affect the forward-looking statements herein.